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                       March 29, 2021

       Todd Cunfer
       Chief Financial Officer
       Simply Good Foods Co
       1225 17th Street, Suite 1000
       Denver, CO 80202

                                                        Re: Simply Good Foods
Co
                                                            Form 10-K for the
fiscal year ended August 29, 2020
                                                            Filed October 28,
2020
                                                            File No. 1-38115

       Dear Mr. Cunfer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing